Exhibit 99.1

99 CENTS ONLY STORES REPORTS FIRST QUARTER FISCAL 2016 RESULTS

First Quarter Fiscal 2016 Highlights:

•                  Net sales increased by 5.9% to $506.2 million

•                  Opened three net new stores

•                  Same-store sales decreased by 1.7%

•                  Adjusted EBITDA(1)  was $25.0 million versus $45.7 million in prior year

•                  Net income was $1.2 million versus net income of $9.6 million in prior year

CITY OF COMMERCE, California — June 12, 2015 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the first quarter of fiscal 2016 ended May 1, 2015.

Financial Results

For the first quarter of fiscal 2016, the Company’s net sales increased $28.3 million, to $506.2 million, compared to $477.9 million in the first quarter of fiscal 2015. Same-store sales decreased 1.7%, from lower customer traffic partially offset by higher average ticket. Same store sales performance experienced continued strength in seasonal and general merchandise categories, offset by challenges in consumables.

Gross margin, as a percentage of net sales, was 30.9% in the first quarter of fiscal 2016, a decline of 200 basis points from the first quarter of fiscal 2015.  Gross margin was negatively impacted by greater levels of promotional activities, higher inventory shrinkage and scrap, and additional distribution expenses.  Selling, general and administrative expenses as a percentage of net sales was 29.7% in the first quarter of fiscal 2016, an increase of 340 basis points from the first quarter of fiscal 2015. Selling, general and administrative expenses as a percentage of net sales increase was primarily driven by store level payroll-related and occupancy expenses, depreciation and amortization and advertising costs.  Selling, general and administrative expenses as a percentage of net sales was negatively impacted by the recent opening of 40 net new stores since the same period of last year and an increase in minimum wage in California.

Net income was $1.2 million in the first quarter of fiscal 2016 compared to net income of $9.6 million for the first quarter of fiscal 2015.  Net income as a percentage of net sales was 0.2% for the first quarter of fiscal 2016, compared to net income of 2.0% for the first quarter of fiscal 2015.  Adjusted EBITDA was $25.0 million in the first quarter of fiscal 2016, compared to $45.7 million in the first quarter of fiscal 2015.  Adjusted EBITDA margin was 4.9% compared to 9.6% over the same period.

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

Commenting on the results, Andrew Giancamilli, Interim President and CEO stated, “While we are disappointed with the financial results of this past quarter, we remain confident that the core business strategy of 99 Cents Only Stores remains strong.  We have clearly identified the challenges underpinning our first quarter results and are taking specific actions that we expect to drive near-term performance improvements.  Over the past 18 months, we have undertaken some aggressive growth initiatives — including expanding our store network, enhancing our overall product offering, upgrading back office functions of the business by investing in technology and human capital, and the opening of new distribution centers.  Now, the Company is focused on operational execution in order to capitalize on these initiatives and the continued efforts of our dedicated employees and senior management team to expand the potential of our unique brand.”

Store Openings

During the first quarter of fiscal 2016, the Company opened three net new stores.  As of the end of the first quarter of fiscal 2016, the Company operated 386 stores, an increase of 11.6% in store count over the same period last year.  Total net selling square footage was 6.2 million as of the end of first quarter of fiscal 2016, an increase of 9.7% over the same period last year.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its first quarter of fiscal 2016 ended May 1, 2015 and the other matters described in this release is scheduled for Friday, June 12, 2015 at 8:00 a.m. Pacific time (11:00 a.m. Eastern time).

The live First Quarter Fiscal 2016 Earnings call can be accessed by dialing (888) 895-5479 from the U.S.A., or (847) 619-6250 from international locations, and entering confirmation code 39927127.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ First Quarter Fiscal 2016 Earnings conference call, and be prepared to provide the operator with your name, company name, and position, if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Friday, June 26, 2015, by dialing (888) 843-7419 from the U.S.A., or (630) 652-3042 from international locations, and entering confirmation code 39927127#.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s

management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

Founded in 1982, the Company operates 387 extreme value retail stores with 280 in California, 49 in Texas, 37 in Arizona and 21 in Nevada as of June 11, 2015. The Company is an extreme value retailer of consumable and general merchandise and seasonal products.  For more information, visit www.99only.com.

For further information:

Bradley Lukow, CPA, CA

Chief Financial Officer, Treasurer and Secretary

(323) 881-1208

brad.lukow@99only.com

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the First Quarter Ended
	May 1, 2015	May 2, 2014
	(In thousands)
	(Unaudited)

Net income	$1,171	$9,575
Interest expense, net	16,269	15,429
(Benefit) provision (for income taxes	(10,989)	6,340
Depreciation and amortization	16,247	12,631
EBITDA	$22,698	$43,975
Stock-based compensation (a)	634	663
Purchase accounting effect on leases (b)	651	464
Executive related expenses (c)	303	—
Other (d)	720	563
Adjusted EBITDA	$25,006	$45,665

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents expenses related to executive retention bonus and severance.

(d)         Represents the following non-cash or other charges and income: (i) for all periods, amortization of gain related to sale-leaseback arrangements; (ii) for all periods, net gain/loss on the sale of non-core assets; and (iii) for all periods, severance charges, signing bonuses, professional fees and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	May 1, 2015	January 30, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,383	$12,463
Accounts receivable, net of allowance for doubtful accounts of $34 and $58 at May 1, 2015 and January 30, 2015, respectively	2,251	1,954
Income taxes receivable	22,316	10,911
Deferred income taxes	41,583	41,583
Inventories, net	301,928	296,040
Assets held for sale	1,680	3,094
Other	18,113	19,039
Total current assets	390,254	385,084
Property and equipment, net	584,409	581,020
Deferred financing costs, net	14,645	15,463
Intangible assets, net	458,812	460,311
Goodwill	479,745	479,745
Deposits and other assets	7,958	7,543
Total assets	$1,935,823	$1,929,166

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$145,960	$139,287
Payroll and payroll-related	20,035	20,004
Sales tax	6,779	14,087
Other accrued expenses	50,825	40,168
Workers’ compensation	70,121	70,491
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligation	599	380
Total current liabilities	300,457	290,555
Long-term debt, net of current portion	896,088	901,395
Unfavorable lease commitments, net	7,595	8,220
Deferred rent	24,512	23,293
Deferred compensation liability	764	724
Capital and financing lease obligation, net of current portion	24,841	24,681
Long-term deferred income taxes	170,789	170,678
Other liabilities	1,415	1,868
Total liabilities	1,426,461	1,421,414

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at May 1, 2015 and January 30, 2015	549,407	549,135
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(20,014)	(21,185)
Other comprehensive loss	(831)	(998)
Total equity	509,362	507,752
Total liabilities and equity	$1,935,823	$1,929,166

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	For the First Quarter Ended
	May 1, 2015	May 2, 2014

Net Sales:
99¢ Only Stores	$494,808	$465,269
Bargain Wholesale	11,361	12,628
Total sales	506,169	477,897
Cost of sales	349,546	320,771
Gross profit	156,623	157,126
Selling, general and administrative expenses	150,172	125,782
Operating income	6,451	31,344
Other (income) expense:
Interest income	(3)	—
Interest expense	16,272	15,429
Total other expense, net	16,269	15,429
(Loss) income before provision for income taxes	(9,818)	15,915
(Benefit) provision for income taxes	(10,989)	6,340
Net income	$1,171	$9,575

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Quarter Ended
	May 1, 2015	May 2, 2014

Cash flows from operating activities:
Net income	$1,171	$9,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,803	12,184
Amortization of deferred financing costs and accretion of OID	1,146	1,083
Amortization of intangible assets	444	447
Amortization of favorable/unfavorable leases, net	435	175
Gain on disposal of fixed assets	(32)	(7)
Loss on interest rate hedge	359	282
Stock-based compensation	634	663
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(297)	48
Inventories	(5,888)	(18,021)
Deposits and other assets	594	464
Accounts payable	13,054	7,397
Accrued expenses	3,380	3,871
Accrued workers’ compensation	(370)	(1,235)
Income taxes	(11,405)	4,498
Deferred rent	1,219	1,296
Other long-term liabilities	(102)	(2,535)
Net cash provided by operating activities	20,145	20,185

Cash flows from investing activities:
Purchases of property and equipment	(25,642)	(19,363)
Proceeds from sale of property and fixed assets	1,437	16
Net cash used in investing activities	(24,205)	(19,347)

Cash flows from financing activities:
Payment of long-term debt	(1,535)	(1,534)
Proceeds under revolving credit facility	126,300	—
Payments under revolving credit facility	(130,400)	—
Payments of capital lease obligation	(23)	(21)
Payments to repurchase stock options of Number Holdings, Inc.	(362)	—
Net cash used in financing activities	(6,020)	(1,555)

Net decrease in cash	(10,080)	(717)
Cash - beginning of period	12,463	34,842
Cash - end of period	$2,383	$34,125

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Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.